Exhibit 5.1

March 1, 2024

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$1,500,000,000 6.450% Senior Notes due 2027

Form F-4 Registration Statement

Ladies and Gentlemen:

We have acted as special New York counsel to AerCap Ireland Capital Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland (the “Irish Issuer”), AerCap Global Aviation Trust, a Delaware statutory trust (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers”), and each of the affiliates of the Issuers listed on Annex A to this opinion (the “Guarantors”), in connection with the filing by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange new 6.450% Senior Notes due 2027 (the “Exchange Notes”), to be registered under the Act, for any of their unregistered outstanding 6.450% Senior Notes due 2027 (the “Unregistered Notes”). The Exchange Notes are to be issued pursuant to an indenture dated as of October 29, 2021 (the “Original Indenture” and, as supplemented by the Sixth Supplemental Indenture (as defined below), the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of November 6, 2023 (the “Sixth Supplemental Indenture”), among the Issuers, the Guarantors and the Trustee. The Exchange Notes are to be guaranteed (the “Guarantees”) on a senior unsecured basis by the Guarantors on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the forms of Exchange Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers, the Guarantors and the Trustee and that the forms of the Exchange Notes will conform to those included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.

Assuming that the Exchange Notes have been duly authorized by the Issuers, the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Unregistered Notes, will constitute legal, valid and binding obligations of the Issuers (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.

Assuming that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers, each Guarantor and the Trustee, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Unregistered Notes, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Delaware, California, Ireland or the Netherlands.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

AerCap Ireland Capital Designated Activity Company

Building 3000, Westpark

Shannon, Co. Clare, Ireland, V14 AN29

AerCap Global Aviation Trust

Building 3000, Westpark

Shannon, Co. Clare, Ireland, V14 AN29

Guarantors

Guarantor	Jurisdiction

AerCap Holdings N.V.	Netherlands

AerCap Aviation Solutions B.V.	Netherlands

AerCap Ireland Limited	Ireland

AerCap U.S. Global Aviation LLC	Delaware

International Lease Finance Corporation	California

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